Exhibit 5.5

DLA Piper Hong Kong
17th Floor, Edinburgh Tower The Landmark 15 Queen's Road Central Hong Kong
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MagnaChip Semiconductor Limited Room 1602, 16/F. Bank of America Tower 12 Harcourt Road, Hong Kong and Jones Day 1755 Embarcadero Road Palo Alto, CA 94303	Your reference Our reference JKL/JKL/2004846/1 HKM/3141930.2

4 October 2010

Dear Sirs

MAGNACHIP SEMICONDUCTOR LIMITED (THE “COMPANY”)

1.             DLA PIPER HONG KONG ROLE

1.1            We have acted as legal advisers to the Company with regard to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Registration Statement on Form S-4 (Registration No.: 333-168516) to which this opinion has been filed as an exhibit (the “Registration Statement”) and a guarantee (the “Guarantee of the Exchange Notes”) dated on or around the date hereof by the Company in connection with the new notes issued by (i) Magnachip Semiconductor S.A. (“Luxco”) and (ii) Magnachip Semiconductor Finance Company (“Finco”).

1.2            We have received instructions from and advised only the Company about the provisions contained in the Opinion Document (as defined below).

2.              INTERPRETATION

2.1            In this letter, “Opinion Document” means the Guarantee of the Exchange Notes.

2.2            Words and expressions defined in the purchase agreement dated 6 April 2010, among (i) Luxco (ii) Finco (iii) the Company and other guarantors named therein, and (iv) the purchasers named therein have the same meaning when used in this letter unless otherwise defined in this letter.

3.             DOCUMENTS EXAMINED

3.1           For the purposes of giving this opinion, we have examined:

3.1.1        a copy of the Opinion Document in final draft form, the terms of which are identical to the form of notation of

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guarantee as exhibit E of the Indenture dated 9 April 2010 entered into between, inter alia, (1) Luxco, (2) Finco, (3) the Company, (4) Wilmington Trust FSB, and (5) the other parties named therein;

3.1.2 a copy of a certificate dated 9 April 2010 signed by a director of the Company attaching, inter alia, a copy of the:

3.1.2.1 written resolutions of the directors of the Company dated 6 April 2010 signed by directors of the Company recording resolutions approving the execution of, inter alia, the Opinion Document;

3.1.2.2 written resolutions of the sole member of the Company dated 6 April 2010 approving the execution of, inter alia, the Opinion Document; and

3.1.2.3 certificate of incorporation and change of name and the memorandum and articles of association of the Company.

3.2            We have, in addition, made searches against the Company at the Hong Kong Companies Registry (the “HK Company Searches”), the High Court of Hong Kong (through our search agency, TARGET On-Line Financial Ltd. (“Target”)) and the Hong Kong Official Receiver’s Office, as specified in paragraph 4 (Searches) (the “HK Searches”).

3.3            We have relied upon the certificate issued by a director of the Company as referred to in paragraph 3.1.2 and have assumed for the purposes of this letter so far as concerns the accuracy of matters stated therein and generally for the purposes of giving this opinion. Except as stated above, we have not, for the purposes of this opinion, examined any corporate records of any party to the Opinion Document or any contracts, instruments or other documents entered into by or affecting any party to the Opinion Document and have not made any other enquiries concerning any party to the Opinion Document, other than the HK Searches.

                 In particular, we have not investigated whether any party to the Opinion Document is, or will be, in breach of any of its obligations under any other agreement, instrument or other document by reason of the execution, delivery or performance of the Opinion Document.

3.4            Except as stated above and in paragraph 4 (Searches), we have not, for the purposes of this opinion, examined any corporate records of the Company or any contracts or other documents entered into by or affecting the Company and have not made any other enquiries concerning the Company. In particular, we have not investigated whether the Company is, or will be, in breach of any of its

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obligations under any other agreement or document by reason of the execution, delivery or performance or the Opinion Document.

4. SEARCHES

4.1           We obtained the HK Searches from the Hong Kong Companies Registry on 4 October 2010 and at the Hong Kong Official Receiver’s Office on 4 October 2010, and the search conducted by Target against the Company at the High Court of Hong Kong on 4 October 2010 and:

4.1.1 the Company was incorporated as a company with limited liability in Hong Kong in accordance with the Companies Ordinance of the laws of Hong Kong;

4.1.2         as at 4 October 2010, no current notice of appointment of a receiver and no current valid order or resolution for winding-up in relation to the Company was revealed by any of the searches referred to above; and

4.1.3 as at 4 October 2010, no petition for winding-up had been presented on the records maintained at the High Court of Hong Kong in respect of the Company.

4.2 It should be noted that:

4.2.1 the HK Company Searches are not capable of revealing whether or not a winding-up petition has been presented;

4.2.2         as a result of administrative delays at the Hong Kong Companies Registry, papers submitted for filing may not be available for public inspection; in addition particulars which are required to be filed – for example, notice of a winding-up order or resolution and notice of the appointment of a receiver – need not be filed at the Hong Kong Companies Registry immediately and therefore the HK Company Searches is not conclusive in this regard;

4.2.3 a search of the Hong Kong High Court is limited to the past five years;

4.2.4         a company is not required to file particulars of all charges and mortgages with the Hong Kong Companies Registry - only those referred to in Section 80 of the Companies Ordinance are required; and

4.2.5         the period allowed for the registration of charges to which Section 80 of the Companies Ordinance applies is five weeks from the date of creation, if created in Hong Kong, and five weeks from the date on which the instrument or a copy thereof could in due course of post, and if dispatched

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                with due diligence, have been received in Hong Kong, if created outside Hong Kong and comprising property situated outside Hong Kong; in addition, a charge will not be entered upon the register by the staff of the Hong Kong Companies Registry immediately upon delivery of the particulars thereof to them.

5. STATUS OF OPINION

5.1 This opinion relates to Hong Kong law as it exists and is interpreted at the date of this letter.

5.2 We express no opinion as to the laws of any other jurisdiction and none is to be implied.

5.3           We have made no investigation of the laws of any country, state or jurisdiction other than the laws of Hong Kong. Without prejudice to any of our assumptions or qualifications contained in this letter, we have assumed that there is nothing in the law of any other country, state or jurisdiction which affect or have any implications on the opinions expressed in this letter.

5.4            For the avoidance of doubt, we assume no obligation to update or supplement our opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective.

6. ASSUMPTIONS

For the purposes of this opinion, we have assumed (without making any independent investigation) that:

6.1            all documents submitted to us as originals are authentic and complete, all signatures, stamps and seals on the documents submitted to us are genuine and all documents submitted to us as copies (whether certified or not and whether facsimile copies or otherwise) are complete and conform to the original documents;

6.2 the Opinion Document in the abovementioned final draft form will not be amended, supplemented, or otherwise varied in any way;

6.3 the obligations of the Company under the Opinion Document are valid and binding under all applicable laws other than Hong Kong law;

6.4 the Company is purely a private company without any connection to a sovereign state and is solely involved in the conduct of private commercial activities;

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6.5 in respect of all parties to the Opinion Document other than the Company:

6.5.1 each such party was duly incorporated or established and is validly existing under the laws of its jurisdiction of incorporation or establishment;

6.5.2 each such party has capacity, power and authority to enter into and perform its respective obligations under the Opinion Document;

6.5.3 the Opinion Document has been duly authorised, executed and delivered in compliance with all requisite corporate authorisations by each such party;

6.5.4 the entry into, execution and performance of the Opinion Document by each such party does not violate the constitutional documents or any laws and regulations applicable to each such party;

6.5.5 the obligations of all such parties thereunder are valid and binding under all applicable laws;

6.5.6 the Opinion Document submitted to us in final signed form were executed and delivered in accordance with all applicable laws; and

6.5.7 the Opinion Document has been properly executed by all parties to the Opinion Document;

6.6 the copies of the memorandum and articles of association of the Company in the respective forms referred to in paragraph 3.1.2 and examined by us:

6.6.1 are complete, accurate and up-to-date as at the date of the resolutions referred to in paragraph 3.1.2; and

6.6.2 will not be amended or rescinded and will continue to be in full force and effect,

(and, without verifying this, we have assumed that those forms are identical to the copies contained in the respective HK Company Searches).

6.7 the Opinion Document will be executed by the person(s) authorised to execute the same by the written resolutions of the directors referred to in paragraph 3.1.2;

6.8 the written resolutions of the directors of the Company referred to in paragraph 3.1.2:

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6.8.1 were duly passed by the duly appointed directors of the Company in accordance with the articles of association of the Company; and

6.8.2 will not be amended or rescinded and will continue to be in full force and effect,

                 and due disclosure has been made by the director(s) of any interest of that/those director(s) in the transactions to which the Opinion Document relate in accordance with the relevant provisions of the Companies Ordinance of the laws of Hong Kong and the articles of association of the Company, and that no director(s) has/have any such interest except to the extent permitted by the articles of association of the Company;

6.9            the resolutions in writing of the sole member of the Company referred in paragraph 3.1.2 were duly passed by the sole member of the Company and will not be amended or rescinded and will continue to be in full force and effect;

6.10 any restriction on borrowings, guarantees or the creation of security applicable to the Company will be observed at all times;

6.11         there are no agreements, letters or other arrangements having contractual effect which modify or supersede the terms of, or affect, the Opinion Document or which render a party to the Opinion Document incapable of or prohibit it from performing its obligations thereunder and no provision of the Opinion Document has been waived or breached by any party thereto;

6.12 the Opinion Document will be entered into by the relevant parties for bona fide commercial purposes;

6.13 in relation to the HK Searches:

6.13.1 all documents, forms and notices which could or should have been delivered to the Hong Kong Companies Registry by or on behalf of the Company have been delivered;

6.13.2 the results of the HK Searches were complete, accurate and up to date at the time that they were obtained; and

6.13.3      no additional matters would have been disclosed by any search undertaken at the Hong Kong Companies Registry, the High Court of Hong Kong or the Hong Kong Official Receiver’s Office in relation to the Company after the HK Searches were obtained or carried out;

6.14 in respect of each party to the Opinion Document:

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6.14.1 the execution and delivery by each such party of the Opinion Document will be a proper use of the powers of its directors and in its best interests;

6.14.2 the entry into and the exercise of its rights and performance of its obligations under the Opinion Document will be of material commercial benefit to each such party; and

6.14.3       in entering into the Opinion Document each such party will act in good faith to promote the success of the relevant company for the benefit of its member(s) as a whole and for the purposes of carrying on its business and, at the time it did so, there were reasonable grounds for believing that the transaction would benefit each such party;

6.15          at the time the Opinion Document will be entered into, each party to the Opinion Document will be solvent and able to pay its debts as they became due from its own resources and none of them will have become capable of being deemed to be so unable to pay its debts in consequence of such transaction;

6.16 at the date of the Opinion Document and the date of this letter:

6.16.1 none of the parties to the Opinion Document has passed a voluntary winding-up resolution or resolution to appoint a liquidator or administrator or similar officer;

6.16.2 no petition has been presented, or order made, for the winding-up or dissolution of any party to the Opinion Document;

6.16.3 no receiver, receiver and manager, manager, liquidator, trustee or similar officer has been appointed in relation to any party to the Opinion Document or any of its assets; and

6.16.4 no step has been taken by the directors of any party to the Opinion Document in relation to obtaining a moratorium or making proposals for a voluntary and/or other scheme of arrangement,

which was not revealed by the HK Searches.

6.17 the choice of the governing law in the Opinion Document was made for bona fide purposes and there is no reason for avoiding that choice on the grounds of public policy;

6.18          in respect of each party to the Opinion Document, there is no fact material to the giving of any guarantee or security under such document or to the obligations thereby guaranteed or secured which has not been disclosed to each party to the Opinion Document;

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6.19 none of the parties to the Opinion Document is or will be seeking to achieve any purpose not apparent from the Opinion Document which might render the Opinion Document illegal or void;

6.20         the due compliance with all requirements (including, without limitation, the obtaining of necessary consents, licences and approvals, the making of necessary filings and registrations and compliance with the provisions) of such laws (other than the laws of Hong Kong) as may be applicable to the Opinion Document and the Company, the legality, validity, binding effect and enforceability of the Opinion Document under such laws and that no such laws would affect any of the conclusions in this letter;

6.21         the Opinion Document will not be executed by any of the parties thereto for the purpose of providing financial assistance to any person to enable such person or any other person to acquire any interest in the shares of the Company;

6.22         each party to the Opinion Document (other than the Company) is not incorporated in Hong Kong and has not been registered as a non-Hong Kong company pursuant to the Companies Ordinance of the laws of Hong Kong;

6.23         without prejudice to the generality of paragraph 5 (Status of Opinion) of this letter, no provision of any law of any jurisdiction outside Hong Kong (A) would be contravened by the execution, delivery or performance of the Opinion Document or (B) will render ineffective execution or delivery of the Opinion Document or (C) would otherwise have any implication for the opinions which we express; and

6.24         the execution and delivery by each party to the Opinion Document and the performance of its obligations under it are not and will not be deemed to be an “unfair preference” for the purpose of sections 266 and 266B of the Companies Ordinance (Chapter 32) of the laws of Hong Kong, nor “fraudulent trading” for the purposes of section 275 of the Companies Ordinance (Chapter 32) of the laws of Hong Kong, nor a disposition made “with intent to defraud creditors” for the purposes of section 60 of the Conveyancing and Properties Ordinance (Chapter 219) of the laws of Hong Kong.

7. OPINIONS

Based upon the foregoing, and subject to the qualifications set out below and any matters not disclosed to us, it is our opinion that:

7.1 the Company has the corporate power and authority to enter into the Opinion Document and to perform its obligations thereunder;

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7.2 the execution, delivery, and performance by the Company of the Opinion Document have been duly authorised by the requisite corporate actions of the Company;

7.3            the Opinion Document will be duly executed by the Company upon execution by the Company of the Opinion Document pursuant to and in accordance with the resolutions referred to in paragraph 3.1.2; and

7.4 the execution and delivery by the Company of the Opinion Document will not violate:

7.5.1 any provision of Hong Kong law which is applicable to companies generally; and

7.5.2 any provision of its memorandum and articles of association.

8. QUALIFICATIONS

The opinions which are expressed in this letter are subject to the following qualifications:

8.1.1        the validity and enforceability of the Opinion Document may be limited by laws relating to bankruptcy, insolvency, liquidation, reorganisation, receivership, moratorium, court scheme, and other laws and legal procedures of general application relating to or affecting the rights of creditors;

8.1.2        the terms “binding” and “enforceable” in our opinion of this letter mean only that the obligations assumed by each party under the Opinion Document are of a type which the Hong Kong courts may enforce. It does not mean that those obligations will necessarily be enforceable, or enforced, in all circumstances in accordance with their terms or that any particular remedy will be available;

8.1.3 transactions entered into in the period before the onset of insolvency may be set aside in certain circumstances;

8.1.4        equitable remedies (such as orders for specific performance or injunctive relief) are in the discretion of the court and may not be available in all circumstances and in particular, where damages are considered an adequate remedy;

8.1.5 claims may become barred by limitation or lapse of time or may be or become subject to defences of set-off or counterclaim;

8.1.6 Hong Kong courts may imply terms into an agreement;

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8.1.7        where an obligation is to be performed in or have an effect in a jurisdiction outside Hong Kong, it may not be enforceable under Hong Kong law to the extent that such performance or effect would be illegal, unenforceable or contrary to public policy or exchange control regulations under the laws of that jurisdiction;

8.1.8        a Hong Kong court may not necessarily treat as conclusive any certificates, determinations, notifications, calculations and opinions which the Opinion Document may have stated or implied are to be so treated;

8.1.9 any discretion may be required to be exercised reasonably and any determination may be required to be based on reasonable grounds;

8.1.10 the effectiveness of terms which seek to exclude or limit a liability or duty owed may be limited by law;

8.1.11      any provision which requires amendments or waivers of a document to be in writing may not be effective insofar as it suggests that oral or other amendments or waivers could not effectively be agreed upon or granted by or between the parties or implied by the course of conduct of the parties;

8.1.12 failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary;

8.1.13      any provision requiring a party to indemnify another in relation to legal costs may not be enforced by a Hong Kong court if contrary to an order made by the court or in respect of the costs of unsuccessful litigation brought before the Hong Kong courts;

8.1.14      although the Hong Kong courts will award damages in foreign currencies, it should not necessarily be assumed that the courts would in every case award damages for any breach of the Opinion Document in other relevant foreign currency and they may not enforce the benefit of any currency conversion and indemnity provisions;

8.1.15      a Hong Kong court may decline to accept jurisdiction or may stay proceedings if concurrent proceedings are pending or taking place elsewhere or if it decides that another jurisdiction is a more appropriate forum and we express no opinion on any provision of the Opinion Document purporting to waive a forum non conveniens defence or similar right;

8.1.16 the Hong Kong courts will in certain circumstances decline to enforce rights or obligations (i) which they regard as

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being contrary to public policy or (ii) which would involve the enforcement of foreign revenue or penal laws;

8.1.17 the enforcement of the rights and obligations of the parties to the Opinion Document may be limited by the provisions of Hong Kong law concerning frustration of contracts;

8.1.18      the Hong Kong courts will not enforce a penalty and therefore any default interest clause or default rate clause contained in the Opinion Document may not be enforceable unless the court finds that such provisions represent a genuine pre-estimate of the loss likely to be suffered as a result of a breach of the Opinion Document;

8.1.19      we express no opinion as to the effect of any severability clause contained in the Opinion Document because the question of whether or not any provisions of the Opinion Document which may be illegal, invalid or unenforceable may be severed from the other provisions of the Opinion Document in order to save those other provisions would be determined by the court in its discretion;

8.1.20 obligations to enter into negotiations may not be enforceable;

8.1.21 we express no opinion on whether any provision in the Opinion Document conferring a right of set-off or similar right would be effective against a liquidator, administrator, or creditor;

8.1.22 any document which is not properly stamped under Hong Kong law may not be adduced in evidence in any proceedings; and

8.1.23 we express no opinion as to any non-contractual obligations arising out of or in connection with the Opinion Document or the law applicable to them.

8.2            In respect of the Opinion Document, the Hong Kong courts have traditionally been protective of guarantors and other sureties and have evolved a number of doctrines to protect them. The Opinion Document may contain clauses which are intended to counteract the effect of these doctrines. Although such clauses are typical in Hong Kong guarantees and third party security, in the absence of case law authority, it is not possible to establish definitively whether or not such clauses are effective and accordingly no opinion can be expressed on the effectiveness of such clauses.

8.3 We have not investigated and, except as specifically stated in this letter, make no comments with regard to any warranties, facts,

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opinions or representations in the Opinion Document or on their accuracy or adequacy.

8.4           We express no opinion as to financial and accounting matters or the taxation consequences of the transactions contemplated by the Opinion Document. In particular, we express no opinion as to whether payments may be made without any deduction on account of tax.

8.5           Under Hong Kong law, section 24 of the Money Lenders Ordinance (“MLO”) makes it an offence to lend or offer money at an effective rate of interest (within the meaning of the MLO) which exceeds 60 per cent per annum and makes any agreement for the repayment of any loan or interest thereon unenforceable in any case where the effective rate of interest exceeds such rate; section 25 of the MLO provides that the Hong Kong courts may “reopen the transaction so as to do justice between the parties” if the transaction is “extortionate” - a loan in respect of which the effective rate of interest exceeds 48 per cent per annum is presumed to be “extortionate”; it is not possible to contract out of the provisions of the MLO.

8.6            As to the Opinion Document which is governed by laws other than Hong Kong, the question of whether the Opinion Document is applicable to section 80 of the Companies Ordinance requiring registration would be determined by the foreign law of the Opinion Document.

8.7           We express no opinion as to the effectiveness of any provision which seeks to subordinate one obligation to another obligation or the interests of one creditor to those of another creditor of the same debtor.

9. LAW

This opinion and any non-contractual obligation arising out of or in connection with it is governed by and shall be construed in accordance with Hong Kong law.

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10. CONFIDENTIALITY AND RELIANCE

                This opinion is given for the sole benefit of the persons to whom it is addressed in their respective capacities as stated and we have not considered the particular circumstance of any other party. Except as provided in this paragraph 10 or where required by any relevant law and regulations, this opinion may not be relied on by or distributed or disclosed to any other person, nor may it be relied on in any other context or for any purpose, nor is it to be quoted or made public in any way without our prior written consent. We accept no responsibility or legal liability to any person other than the person to whom this opinion is addressed in relation to the contents of this opinion. Subject to the foregoing, we hereby consent to the use of this opinion as an exhibit to the Registration Statement, the use of our name in the prospectus contained therein under the caption “Legal Matters” and the reliance on the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as exhibit 5.1 to the Registration Statement. In giving the above consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 (as amended) or the rules and regulations of the United States Securities and Exchange Commission.

Yours faithfully

/s/ DLA Piper DLA PIPER HONG KONG